Exhibit 3.1

AMENDMENT TO THE SECOND SENTENCE OF SECTION 3.01

OF ARTICLE III OF THE BYLAWS OF

MAYVILLE ENGINEERING COMPANY, INC.

Effective April 20, 2021

(Additions in bold and underscore; deletions in strikethrough)

The number of directors of the corporation shall be ~~eight (8)~~ seven (7), divided into three classes, designated as Class I, Class II and Class III; and such classes shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.